Exhibit 4.1

EXHIBIT A-4

FORM OF FIRST OUT WATERFALL NOTE

THE SECURITIES REPRESENTED BY THIS NOTE (AS DEFINED BELOW) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN, FINANCING OR INDEBTEDNESS ARRANGEMENT SECURED BY THE SECURITIES.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THE BORROWER (AS DEFINED BELOW) WILL MAKE AVAILABLE ON REQUEST TO HOLDER(S) OF THIS NOTE THE FOLLOWING INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

THIS NOTE IS BEING AMENDED AND RESTATED AS PART OF AND PURSUANT TO A PLAN OR RECAPITALIZATION AND REORGANIZATION OF THE BORROWER DESCRIBED IN SECTION 368(a)(1)(E) OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED.

FIRST OUT WATERFALL NOTE

First Out Waterfall Lender:	Original Issue Date: April 3, 2017

Principal Amount: $[__________]	[Re-Issuance Date: January 1, 2018][1]
Amendment and Restatement Date: August 9, 2018
Second Amendment and Restatement Date: April 1, 2019
Third Amendment and Restatement Date: February __, 2020

FOR VALUE RECEIVED, the undersigned, Endologix, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the First Out Waterfall Lender set forth above (the “Lender”) the “Principal Amount” set forth above, or, if less, the aggregate unpaid Principal (as defined below) amount of the First Out Waterfall Loan (as defined in the

[1]	NTD: Only to be included for the note that was re-issued on January 1, 2018 in connection with its transfer to Deerfield Partners.

Facility Agreement referred to below) of the Borrower to the Lender, payable at such times and in such amounts as are specified in the Facility Agreement.

The Borrower promises to pay interest on the outstanding Principal amount of the First Out Waterfall Loan, and any overdue interest from and after the Second Amendment and Restatement Date (as defined below), until such outstanding Principal amount of the First Out Waterfall Loan and any overdue interest are paid in full, payable at such times and at such interest rates as are specified in the Facility Agreement. The Borrower promises to pay any Non-Callable Make Whole Amount, any CoC Fee and the First Out Waterfall Restructuring Payment (each, as defined in the Facility Agreement) that is due on the First Out Waterfall Loan in accordance with the Facility Agreement.

This First Out Waterfall Note (this “Note”) was originally issued on April 3, 2017[, reissued on January 1, 2018],2 amended and restated on August 9, 2018, again amended and restated on April 1, 2019 (the “Second Amendment and Restatement Date”) and again amended and restated on February __, 2020 and is one of the “First Out Waterfall Notes,” “Loan Notes” and “Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Facility Agreement, dated as of August 9, 2018 (as amended by the First Amendment thereto dated as of November 20, 2018, the Second Amendment thereto dated as of March 30, 2019, the Third Amendment thereto dated as of May 31, 2019, and the February 2020 Exchange Agreement and Fourth Amendment thereto dated as of February __, 2020, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Facility Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and Deerfield Private Design Fund IV, L.P., as agent for the Secured Parties, and the other Loan Documents.

The Facility Agreement, among other things, (a) provides for the making of a First Out Waterfall Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the “Principal Amount” set forth above, the indebtedness of the Borrower resulting from such First Out Waterfall Loan being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of the unpaid Principal amount of this Note upon the happening of certain stated events and also for prepayments pursuant to Section 2.3(c) or Section 5.3 of the Facility Agreement on account of the Principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

1. Definitions.

(a) Certain Defined Terms. Capitalized terms used herein without definition are used as defined in the Facility Agreement. For purposes of this Note, the following terms shall have the following meanings:

(i) “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Lender, any investment fund or managed account that is

[2]	NTD: Only to be included for the note that was re-issued on January 1, 2018 in connection with its transfer to Deerfield Partners.

managed on a discretionary basis by the same investment manager as such Lender will be deemed to be an Affiliate of such Lender. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

(ii) “Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service acceptable to, and hereinafter designated by, the Required Lenders and the Borrower.

(iii) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation, as amended, of the Borrower.

(iv) “Closing Price” means, as of any Trading Day, the closing (last sale) price per share of the Common Stock on the Principal Market on such Trading Day (at the end of regular trading hours of the Principal Market), as reported by Bloomberg.

(v) “Common Stock” means the Borrower’s common stock, par value $0.001 per share.

(vi) “Common Stock Value” means, as of any Conversion Date, (A) in the case of any Voluntary Conversion, the greater of (I) the Fixed Conversion Price and (II) eighty-five percent (85%) of the arithmetic average of the Volume Weighted Average Prices per share of Common Stock on each of the fifteen (15) consecutive Trading Days immediately preceding such Conversion Date (a “Voluntary Conversion Measurement Period”), or (B) in the case of any Forced Conversion, eighty-five percent (85%) of the lesser of (a) the Closing Price on such Conversion Date (as defined in Section 2(a), and (b) the arithmetic average of the Volume Weighted Average Prices on each of the fifteen (15) consecutive Trading Days ending on such Conversion Date (a “Forced Conversion Measurement Period”; a Voluntary Conversion Measurement Period or a Forced Conversion Measurement Period being referred to as a “Measurement Period”); provided, that, in the event that a Stock Event is consummated during any Measurement Period, the Volume Weighted Average Price for all Trading Days during such Measurement Period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event.

(vii) “Common Stock Voluntary Conversion” means a Voluntary Conversion designated by the Lender as a Common Stock Voluntary Conversion in a Conversion Notice in accordance with Section 2(c)(i).

(viii) “Conversion Amount” means the Principal amount to be converted.

(ix) “Conversion Date” means, (A) in the case of any Voluntary Conversion (as defined in Section 2(a)), the date of Lender’s delivery via facsimile or electronic mail of a Conversion Notice, regardless of the time of Lender’s delivery of the Conversion Notice on such date (whether prior to, at or after the end of regular trading hours of the Principal Market), or (B) in the case of any Forced Conversion (as defined in Section

2(e)), the date of the Lender’s delivery via facsimile or electronic mail of a Forced Conversion Notice (as defined in Section 2(e)).

(x) “Conversion Price” means, as of any Conversion Date, (A) in the case of any Common Stock Voluntary Conversion, the Common Stock Value (determined in the applicable manner set forth in the definition thereof) as of such Conversion Date, or (B) in the case of any Preferred Stock Voluntary Conversion or Forced Conversion, the product of (I) the Common Stock Value (determined in the applicable manner set forth in the definition thereof) as of such Conversion Date, multiplied by (II) the Series DF-1 Preferred Conversion Rate as of such Conversion Date.

(xi) “Conversion Shares” means (A) in the case of any Common Stock Voluntary Conversion, fully paid and nonassessable shares of Common Stock issued in connection with such Voluntary Conversion, or (B) in the case of any Preferred Stock Voluntary Conversion or Forced Conversion, fully paid and nonassessable shares of Series DF-1 Preferred Stock issued in connection with such Preferred Stock Voluntary Conversion or Forced Conversion, as the case may be.

(xii) “Delisting Event” means any of the following: (A) the Common Stock is not listed on the Principal Market, (B) trading in the Common Stock on the Principal Market is suspended, or (C) the Borrower has received a notice of delisting due to noncompliance with any material rule or regulation applicable to the trading or listing of the Common Stock on the Principal Market and such noncompliance has not been cured as set forth in a notice from the Principal Market.

(xiii) “Discretionary Conversion Cap” means the Lender’s First Out Waterfall Pro Rata Share of $60,000,000.

(xiv) “Discretionary Conversion” means a Voluntary Conversion designated by the Lender as a Discretionary Conversion in a Conversion Notice in accordance with Section 2(c)(i).

(xv) “Elective Conversion” means a Voluntary Conversion designated by the Lender as an Elective Conversion in a Conversion Notice in accordance with Section 2(c)(i).

(xvi) “Elective Conversion Issuance Limit” means the Lender’s First Out Waterfall Pro Rata Share of 1,430,000 shares of Common Stock, subject to appropriate adjustment for any Stock Event that occurs after the Fourth Amendment Date.

(xvii) “Fixed Conversion Price” means $2.00; provided, that such Fixed Conversion Price shall be appropriately adjusted to reflect any Stock Event occurring after the Fourth Amendment Effective Date; and provided, further, that, in the event of any adjustment of the Applicable Conversion Rate of any of the 5.00% Convertible Notes pursuant to Section 14.05 (or any other provision) of either of the Exchanged Senior Notes Indentures occurring after the Fourth Amendment Effective Date as a result of any event or circumstance that does not constitute a Stock Event, the Fixed Conversion Price shall be proportionately (and inversely) adjusted; provided, however, that if, as of June 30, 2020, the

Initial Note Exchange Condition (as defined in the February 2020 Exchange Agreement and Fourth Amendment) shall not have been theretofore satisfied, then, effective on and after 12:01 a.m., New York City time, on July 1, 2020, the “Fixed Conversion Price” shall mean $6.625; provided, that such Fixed Conversion Price shall be (including at such effective time on July 1, 2020) appropriately adjusted to reflect any Stock Event occurring after the Fourth Amendment Effective Date and prior to, at or after such effective time ; and provided, further, that, in the event of any adjustment of the Applicable Conversion Rate of any of the 5.00% Convertible Notes pursuant to Section 14.05 (or any other provision) of either of the Exchanged Senior Notes Indentures occurring after the Fourth Amendment Effective Date and prior to, at or after such effective time as a result of any event or circumstance that does not constitute a Stock Event, the Fixed Conversion Price shall be (including at such effective time on July 1, 2020) proportionately (and inversely) adjusted; and following any adjustment of the Fixed Conversion Price hereunder, the “Fixed Conversion Price” shall mean the Fixed Conversion Price as so adjusted.

(xviii) “Forced Conversion” has the meaning set forth in Section 2(e).

(xix) “Forced Conversion Cap” means the Lender’s First Out Waterfall Pro Rata Share of $40,000,000.

(xx) “Freely Tradeable Shares” means shares of Series DF-1 Preferred Stock which, at the time of issuance thereof, (a)(i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are eligible for resale by the Lenders, without limitation or restriction (including any volume limitation or current public information requirement) under state or Federal securities laws, pursuant to Rule 144 under the Securities Act, and (iii) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction, and (b) are convertible into shares of Common Stock which, at the time of issuance thereof upon conversion of such shares of Series DF-1 Preferred Stock, (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will be eligible for resale by any holder thereof, without limitation or restriction (including any volume limitation or current public information requirement) under state or Federal securities laws, pursuant to Rule 144 under the Securities Act, and (iii) will not bear, and will not be subject to, any restrictive legend, stop transfer or similar restriction (assuming in the case of clauses (b)(ii) and (b)(iii), that such holder is not at the time of such conversion, and has not during the three (3) months immediately prior thereto been, an Affiliate of the Borrower).

(xxi) “Major Transaction” shall have the meaning given to such term in the Warrants.

(xxii) “Major Transaction Notice” shall have the meaning given to such term in the Warrants.

(xxiii) “Market Disruption Event” means, with respect to any Trading Day, (A) a failure by the Principal Market to open for trading during its entire regular trading session, (B) the occurrence or existence prior to 1:00 p.m., New York City time, on such Trading Day, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, or (C) a failure of any sales of the Common Stock to occur on the Principal Market on such Trading Day.

(xxiv) “Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share, whether designated or undesignated and, if designated, of any class or series, as authorized under the Certificate of Incorporation.

(xxv) “Preferred Stock Voluntary Conversion” means a Voluntary Conversion designated by the Lender as a Preferred Stock Voluntary Conversion in a Conversion Notice in accordance with Section 2(c)(i).

(xxvi) “Principal” means the outstanding principal amount of this Note as of any date of determination.

(xxvii) “Required Lenders” means the Required First Out Waterfall Lenders.

(xxviii) “Series DF-1 Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series DF-1 Preferred Stock, in the form attached as an exhibit to the February 2020 Exchange Agreement and Fourth Amendment (as such Certificate of Designation may be amended in accordance with its terms, the Borrower’s Organizational Documents, the Delaware General Corporation Law and the February 2020 Exchange Agreement and Fourth Amendment), as filed with the Secretary of State of the State of Delaware and thereby made part of the Certificate of Incorporation.

(xxix) “Series DF-1 Preferred Conversion Rate” means the Conversion Rate (as defined in the Series DF-1 Certificate of Designation) of the Series DF-1 Preferred Stock.

(xxx) “Series DF-1 Preferred Stock” means fully paid and nonassessable shares of Borrower’s Series DF-1 Preferred Stock, par value $0.001 per value, issued under the Series DF-1 Certificate of Designation.

(xxxi) “Stock Event” means a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares.

(xxxii) “Trading Day” means any day on which the Common Stock is traded for any period on the Principal Market; provided, that, for purposes of the definition of “Conversion Price” (including the definition of “Measurement Period” contained within such definition) or the satisfaction of the Forced Conversion Condition (as defined in Section 2(e)), Trading Day shall not include any Trading Day on which there is a Market Disruption Event.

(xxxiii) “Volume Weighted Average Price” means, as of any Trading Day, the (A) the volume weighted average sale price of the Common Stock on the Principal Market (or, if not the Principal Market, the principal U.S. national or regional securities exchange on which the Common Stock is traded), as reported by Bloomberg, or (B) if no volume weighted average sale price is reported for the Common Stock, then the Closing Price on such Trading Day, or, if no closing price per share is reported for the Common Stock by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) of the Common Stock on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Volume Weighted Average Price will be the average of the mid-point of the last bid and last ask prices of the Common Stock in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Volume Weighted Average Price cannot be calculated for the Common Stock on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value per share of the Common Stock as mutually determined by the Borrower and the Lenders holding a majority of the aggregate outstanding Principal amount of the Notes being converted for which the calculation of the Volume Weighted Average Price is required in order to determine the Conversion Price of such Notes. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

(xxxiv) “Voluntary Conversion” has the meaning set forth in Section 2(a).

(xxxv) “Withholding Date” means the first date on which the Borrower withholds, or determines that it is required to withhold, any Taxes as a result of any Forced Conversion or the issuance of any shares of Series DF-1 Preferred Stock thereupon.

2. Conversion Rights. This Note may be converted into shares of Common Stock or shares of Series DF-1 Preferred Stock on the terms and conditions set forth in this Section 2, and any such conversion shall be applied against, and reduce, the principal of this Note (and the First Out Waterfall Loan evidenced hereby) as provided in Section 2.3(f) of the Facility Agreement.

(a) Conversion at Option of the Lender. At any time during the period commencing on (and including) the Second Amendment Effective Date and ending on the close of business on the second Business Day immediately prior to the Maturity Date, the Lender shall be entitled to convert all or any part of the Principal into Conversion Shares in accordance with this Section 2 at the Conversion Rate (any such conversion at the election of the Lender (whether an Elective Conversion or a Discretionary Conversion) being referred to as a “Voluntary Conversion”), subject to the limitations set forth in Section 2(f). The Borrower shall not issue any fraction of a share of Common Stock upon any conversion (but, for the avoidance of doubt, shall issue a fraction of a share of Series DF-1 Preferred Stock upon any Preferred Stock Voluntary Conversion or Forced Conversion that would result in the issuance of a fraction of a share of Series DF-1 Preferred Stock). If the issuance would, but for the immediately preceding sentence, result in the issuance of a fraction of a share of Common Stock, then the Borrower shall round such fraction of a share of Common Stock up or down to the nearest whole share (with 0.5 rounded up).

(b) Conversion Rate. The number of Conversion Shares issuable upon a conversion of any portion of this Note pursuant to this Section 2, including a Forced Conversion (as defined below), shall be determined according to the following formula (the “Conversion Rate”):

          Conversion Amount

Conversion Price (as applicable)

(c) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i) Lender’s Delivery Requirements. To convert a Conversion Amount into Conversion Shares pursuant to Section 2(a) above on any date, the Lender shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Borrower (at 2 Musick, Irvine, CA 92618, Attention: Chief Financial Officer; Email: vmahboob@endologix.com, or at such other office or agency as the Borrower may designate in writing), and (B) if required by Section 2(c)(vi), surrender to a common carrier for delivery to the Borrower, no later than three (3) Business Days after the Conversion Date, of the original Note being converted (or an indemnification undertaking in customary form with respect to this Note in the case of its loss, theft or destruction). The Conversion Notice shall designate the Voluntary Conversion as (X) subject to the limitations set forth in Section 2(f), either an Elective Conversion or a Discretionary Conversion, and (Y) either a Common Stock Voluntary Conversion or a Preferred Stock Voluntary Conversion.

(ii) Borrower’s Response. Upon receipt or deemed receipt by the Borrower of a copy of a Conversion Notice in respect of a Voluntary Conversion, the Borrower shall immediately send, via facsimile or electronic mail, a confirmation of receipt of such Conversion Notice to the Lender and, in the case of a Common Stock Voluntary Conversion, the Borrower’s designated transfer agent (the “Transfer Agent”), which confirmation to the Transfer Agent shall constitute an instruction to the Transfer Agent to process the Common Stock Voluntary Conversion (or Preferred Stock Voluntary Conversion or Forced Conversion to be effected electronically by the Transfer Agent as provided below) in accordance with the terms herein. In the case of a Common Stock Voluntary Conversion, on or before the second (2nd) Business Day (or, if earlier, the end of the standard settlement period for U.S. broker-dealer securities transactions) following the date of receipt or deemed receipt by the Borrower of the Conversion Notice, the Transfer Agent shall credit such aggregate number of Conversion Shares to which the Lender shall be entitled to the Lender’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (DWAC) system for the number of Conversion Shares to which the Lender shall be entitled (such delivery deadline, the “CSVC Delivery Deadline”). In the case of a Preferred Stock Voluntary Conversion, on or before 8.30 a.m., New York City time, on the first (1nd) Business Day following the date of receipt or deemed receipt by the

Borrower of the Conversion Notice (such delivery deadline, the “PSVC Delivery Deadline”), the Borrower shall issue and deliver to the Lender or its designee certificates representing the aggregate number of Conversion Shares to which the Lender shall be entitled; provided, that, for purposes of this sentence, the Borrower shall be deemed to have satisfied such requirement by the Borrower’s initial email delivery to the Lender, on or before the PSVC Delivery Deadline, of a .pdf copy of the front and back of each such certificate, followed promptly, and in no event later than the second (2nd) Business Day following the receipt or deemed receipt by the Borrower of the Conversion Notice, by delivery to the Lender of the original certificates. In the case of a Forced Conversion, on or before 8.30 a.m., New York City time, on the first Business Day following the date of Lender’s delivery of the Forced Conversion Notice, the Borrower shall issue and deliver to the Lender or its designee certificates representing the aggregate number of Conversion Shares to which the Lender shall be entitled (such delivery deadline; the CSVC Delivery Deadline or the PSVC Delivery Deadline, as applicable, being referred to as the “Share Delivery Date”); provided, that, for purposes of this sentence, the Borrower shall be deemed to have satisfied such requirement by the Borrower’s initial email delivery to the Lender, on or before the CSVC Delivery Deadline, of a .pdf copy of the front and back of each such certificate, followed promptly, and in no event later than the second (2nd) Business Day following the receipt or deemed receipt by the Borrower of the Conversion Notice, by delivery to the Lender of the original certificates. Notwithstanding the foregoing, if at the time of any Preferred Stock Voluntary Conversion or Forced Conversion, the Transfer Agent is a “qualified custodian” (as defined in Rule 206(4)-2 (or successor thereto) under the Investment Advisers Act of 1940, as amended), in lieu of the Borrower’s delivering certificates representing the Conversion Shares issuable upon such Preferred Stock Voluntary Conversion or Forced Conversion, the Transfer Agent (acting as the transfer agent for the Series DF-1 Preferred Stock) shall, on or before the Share Delivery Date, electronically credit the aggregate number of Conversion Shares to which the Lender shall be entitled by book-entry in the name of the Lender or its designee on the books and records of the Transfer Agent and deliver a statement thereof to the Lender. If, notwithstanding the provisions of Section 2(c)(vi), the Lender elects to physically surrender this Note for conversion and the Principal represented by this Note is greater than the Principal being converted, then the Borrower shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Lender a new Note representing the Principal not converted and cancel this Note. For purposes of Rule 144 under the Securities Act, any Conversion Shares issued to Lender shall be deemed to have been acquired by such Lender on April 3, 2017 (the date this Note was originally issued). Accordingly, (A) upon any conversion of this Note, the Rule 144 holding period for the Conversion Shares acquired thereupon shall be in excess of one (1) year, and (B) provided the Lender is not an Affiliate of the Borrower on the Conversion Date and has not been an Affiliate of the Borrower within the three-month period immediately preceding the Conversion Date (the “Unrestricted Condition”), which the Borrower shall assume and Lender hereby represents unless the Lender advises the Borrower otherwise in writing, the Conversion Shares issued to Lender will be freely transferable, without restriction or limitation (including any volume limitation) under Federal or state securities laws, pursuant to Rule 144 under the Securities Act and will not contain or be subject to a legend or stop transfer order restricting the resale or transferability of thereof.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Borrower shall instruct the Transfer Agent to issue to the Lender the number of Conversion Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Lender via facsimile within two (2) Business Days of receipt or deemed receipt of the Lender’s Conversion Notice or other date of determination. If the Lender and the Borrower are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Lender, then the Borrower shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment banking firm agreed to by the Borrower and the Required Lenders, or (B) the disputed arithmetic calculation of the Conversion Rate to the Borrower’s independent registered public accounting firm, as the case may be. The Borrower shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Borrower and the Lender of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error, and the fees and expenses of such investment bank or accountant shall be paid one-half by the Borrower and one-half by the Lender. Notwithstanding the existence of a dispute contemplated by this paragraph, if requested by the Lender, the Borrower shall issue to the Lender the Conversion Shares not in dispute in accordance with the terms hereof.

(iv) Record Holder. The Conversion Shares issuable upon a conversion of this Note shall be deemed to have been issued to the Person or Persons entitled to receive such Conversion Shares, and such Person or Persons shall be treated for all purposes as the legal and record holder or holders of such Conversion Shares, entitled to all rights (including, in the case of shares of Series DF-1 Preferred Stock, conversion rights) of a holder thereof, (A) in the case of a Voluntary Conversion, upon delivery by the Lender of the Conversion Notice, (B) in the case of a Forced Conversion, upon delivery by the Borrower to the Lender of the Forced Conversion Notice, or (C) in the case of Conversion Shares the issuance of which (whether in connection with a Voluntary Conversion or a Forced Conversion) is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute.

(v) Borrower’s Failure to Timely Convert.

(A) Cash Damages. If by the Share Delivery Date, the Transfer Agent shall fail to credit the Lender’s or its designee’s balance account with DTC with (or, in the case of a Preferred Stock Voluntary Conversion or Forced Conversion, the Borrower or the Transfer Agent, as applicable, shall fail to issue and deliver to the Lender or its designee certificates or a book-entry statement, as applicable, representing) the applicable number of Conversion Shares (free of any restrictive legend in the case of a Forced Conversion or, provided the Unrestricted Condition is satisfied, in the case of a Voluntary Conversion) and such failure is not cured within one (1) Trading Day following such Share Delivery Date (the “Share Delivery Date Cure Period”), then, in addition to all other available remedies that the Lender may pursue hereunder and under the Facility Agreement, the Borrower shall pay additional damages to the Lender for each day after the Share Delivery Date Cure Period such conversion is not timely effected in an amount equal to one and one-half percent (1.5%) of the product of (I) the number of Conversion Shares not issued to the Lender or its designee on or prior to the Share Delivery Date (or in the case of a Preferred Stock Voluntary Conversion or Forced Conversion, the number of shares of Common Stock issuable upon conversion of such Conversion Shares to which the Lender is entitled, without giving effect to any limitations on conversion thereof) and (II) the Volume Weighted Average Price on the Share Delivery Date. Alternatively in lieu of the foregoing damages, subject to Section 2(c)(iii), at the written election of the Lender made in the Lender’s sole discretion, if, on or after the applicable Conversion Date, the Lender purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Lender of Conversion Shares (or, in the case of a Preferred Stock Voluntary Conversion or Forced Conversion, shares of Common Stock issuable upon conversion of Conversion Shares) that such Lender anticipated receiving from the Borrower (such purchased shares, “Buy-In Shares”), the Borrower shall be obligated to promptly pay to the Lender (in addition to all other available remedies that the Lender may otherwise have), 110% of the amount by which (A) the Lender’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by the Lender from the sale of a number of shares equal to up to the number of Conversion Shares (or, in the case of a Preferred Stock Voluntary Conversion or Forced Conversion, number of shares of Common Stock issuable upon conversion of the Conversion Shares, without giving effect to any limitations on conversion thereof) such Lender was entitled to receive but had not received on the Share Delivery Date. If the Borrower fails to pay the additional damages set forth in this Section 2(c)(v)(A) within five (5) Business Days of the date incurred, then the Lender entitled to such payments shall have the right at any time, so long as the Borrower continues to fail to make such payments, to require the Borrower, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock (in the case of a failure relating to a Common Stock Voluntary Conversion), shares of Series DF-1 Preferred Stock (in the case of a failure relating to a Preferred Stock Voluntary Conversion) or shares of Series DF-1 Preferred Stock (in the case of a failure relating to a Forced Conversion) equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price applicable to the conversion to which the additional damages relate.

(B) Conversion Failure. If for any reason the Lender has not received all of the Conversion Shares it is entitled to prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note (a “Conversion Failure”), then the Lender, upon written notice to the Borrower (a “Void Conversion Notice”), may void its conversion (or, in the case of a Forced Conversion, the Borrower’s conversion) with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Lender’s Conversion Notice (or, in the case of a Forced Conversion, the Borrower’s Forced Conversion Notice); provided, that the voiding of the Lender’s Conversion Notice (or the Borrower’s Forced Conversion Notice) shall not affect the Borrower’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) or otherwise. A Conversion Failure shall constitute an Event of Default under the Facility Agreement and entitle the Lenders to all payments and remedies provided under the Facility Agreement upon the occurrence of an Event of Default.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion, repayment or exchange of this Note in accordance with the terms hereof, the Facility Agreement or the February 2020 Exchange Agreement and Fourth Amendment, the Lender shall not be required to physically surrender this Note to the Borrower unless all of the Principal is being converted or repaid. The Lender and the Borrower shall maintain records showing the Principal converted, repaid or exchanged and the dates of such conversions, repayments or exchanges or shall use such other method, reasonably satisfactory to the Lender and the Borrower, so as not to require physical surrender of this Note upon any such partial conversion or repayment. Notwithstanding the foregoing, if this Note is converted, repaid or exchanged as aforesaid, the Lender may not transfer this Note unless the Lender first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Note of like tenor, registered as the Lender may request, representing in the aggregate the remaining Principal represented by this Note. The Lender and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion, repayment or exchange of any portion of this Note, the Principal of this Note may be less than the “Principal Amount” stated on the face hereof.

(vii) Taxes. Without limiting Section 10, the Borrower shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Lender) that may be payable with respect to the issuance and delivery of Conversion Shares upon the conversion of this Note.

(d) [Reserved].

(e) Forced Conversion.

(i) Subject to the terms and conditions of this Section 2, including the Forced Conversion Conditions (as defined below) and the limitations set forth in this Section 2(e) and in Section 2(f), in the event that each of the following is greater than 200% of the Fixed Conversion Price: (i) the Volume Weighted Average Price on each Trading Day during any period of thirty (30) consecutive Trading Days commencing on or after the first Trading Day after the Initial Note Exchange Condition (as defined in the February 2020 Exchange Agreement and Fourth Amendment) has been satisfied and Borrower has certified as to such satisfaction in the Initial Note Exchange Notice (as defined in the February 2020 Exchange Agreement and Fourth Amendment) delivered to the Lenders and ending on or prior to the second Business Day immediately prior to the Maturity Date and (ii) the Closing Price on the last Trading Day of such period (the “Forced Conversion Condition”), the Borrower may cause the conversion into shares of Series DF-1 Preferred Stock (a “Forced Conversion”) of the outstanding Principal amount of this Note set forth in a Forced Conversion Notice (as defined below); provided that such Principal amount (A) shall not exceed the lesser of (I) the Lender’s First Out Waterfall Pro Rata Share of $3,500,000, and (II) the result of the Forced Conversion Cap, minus the aggregate Principal of this Note previously converted into shares of Series DF-1 Preferred Stock pursuant to Discretionary Conversions and Forced Conversions after the Fourth Amendment Effective

Date (such lesser amount, the “Maximum Forced Conversion Amount”), and (B) shall not be less than the least of (1) the Maximum Forced Conversion Amount, (2) the then outstanding Principal, and (3) the Lender’s First Out Waterfall Pro Rata Share of $1,000,000. The Borrower shall effect Forced Conversions under each of the First Out Waterfall Notes on a pro rata basis, based upon the respective outstanding Principal amounts thereof.

(ii) To effect a Forced Conversion, the Borrower shall send a written notice via electronic mail to the Lender (a “Forced Conversion Notice”) at any time between 4:00 p.m. and 5:00 p.m., New York City time on the Trading Day on which the Forced Conversion Condition is satisfied. The Forced Conversion Notice shall certify that the Forced Conversion Condition and the other applicable conditions set forth in this Section 2 have been satisfied (including reasonable supporting information), shall state the Principal amount hereunder that the Borrower shall cause to be converted on the Forced Conversion Date and shall state the number of shares of Preferred Stock to be issued to the Lender (subject to Section 2(e)(iii) and the other terms and conditions of this Section 2(e)). Simultaneously with delivery of a Forced Conversion Notice hereunder, the Borrower shall send a Forced Conversion Notice with respect to a pro rata portion of the Principal of each other First Out Waterfall Notes. Notwithstanding the foregoing, in no event shall the Borrower send any Forced Conversion Notice to the Lender within thirty-one (31) days of any other Forced Conversion Notice sent by the Borrower to the Lender.

(iii) The Conversion Shares issuable pursuant to a Forced Conversion shall be delivered within the timeframe and in accordance with Section 2(c)(ii) above.

(f) Limitations on Conversions.

(i) Beneficial Ownership. Notwithstanding anything herein to the contrary, the Borrower shall not issue to the Lender, and the Lender may not acquire, a number of shares of Common Stock upon any Voluntary Conversion of this Note, or otherwise issue any shares of Common Stock pursuant hereto or the Facility Agreement, to the extent that, upon such conversion or other issuance, the number of shares of Common Stock then beneficially owned by the Lender and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Lender’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Lender is a member, but excluding shares beneficially owned by virtue of the ownership of the Warrants, shares of Preferred Stock or other securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.985% of the total number of shares of common stock then issued and outstanding (the “4.985% Cap”); provided, however, that the 4.985% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the Lender shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Lender, the Borrower shall, within two (2) Trading Days, confirm orally and in writing to the Lender the number of shares of Common Stock then outstanding. Without limiting the foregoing, in no event shall the number of shares issued to the Lender pursuant to a Forced Conversion exceed the Lender’s Forced Conversion Maximum Share Amount (if any), as applicable to the Forced Conversion. For the avoidance of doubt, the limitation set forth in this Section 2(f)(i) shall not apply to any Preferred Stock Voluntary Conversion or Forced Conversion.

(ii) Elective Conversion Issuance Limit. Notwithstanding anything to the contrary contained herein, this Note shall not be convertible pursuant to an Elective Conversion, and the Borrower shall not issue Conversion Shares upon any Elective Conversion of this Note, to the extent that, in the case of any Elective Conversion effected as a Common Stock Voluntary Conversion, the number of shares of Common Stock issuable upon such Elective Conversion or, in the case of any Elective Conversion effected as a Preferred Stock Voluntary Conversion, the number of shares of Common Stock that would, upon the issuance of the applicable number of shares of Series DF-1 Preferred Stock, be issuable upon conversion thereof at the then applicable Series DF-1 Preferred Conversion Rate, together with the number of shares of Common Stock issued (or issued or issuable upon conversion of shares of Series DF-1 Preferred Stock issued) under this Note pursuant to Elective Conversions after the Fourth Amendment Effective Date and prior to such Elective Conversion (subject to proportionate adjustment for any Stock Event occurring after the Fourth Amendment Effective Date and prior to the Conversion Date in respect of such Elective Conversion), would exceed the Elective Conversion Issuance Limit (provided, for the avoidance of doubt, that upon any Elective Conversion of this Note, the Borrower shall convert the maximum portion of Principal set forth in the applicable Conversion Notice that may be converted into shares of Common Stock or Series DF-1 Preferred Stock (as applicable) without so exceeding the Elective Conversion Issuance Limit, subject in the case of any Elective Conversion effected as a Common Stock Voluntary Conversion to the 4.985% Cap). For the avoidance of doubt, the limitation set forth in this Section 2(f)(ii) shall not apply to any Discretionary Conversion or Forced Conversion.

(iii) Discretionary Conversion Issuance Cap. Notwithstanding anything to the contrary contained herein, this Note shall not be convertible pursuant to a Discretionary Conversion, and the Borrower shall not issue Conversion Shares upon any Discretionary Conversion of this Note, to the extent that the aggregate Principal of this Note that would otherwise be converted pursuant to the applicable Discretionary Notice, together with the aggregate Principal of this Note converted into Conversion Shares after the Fourth Amendment Effective Date and prior to such Discretionary Conversion pursuant to Discretionary Conversions (including Discretionary Conversions effected both as Common Stock Voluntary Conversions and Preferred Stock Voluntary Conversions) and Forced Conversions, would exceed the Discretionary Conversion Cap (provided, for the avoidance of doubt, that upon any Discretionary Conversion of this Note, the Borrower shall convert the maximum portion of Principal set forth in the applicable Conversion Notice that may be converted into shares of Common Stock without so exceeding the Discretionary Conversion Cap, subject in the case of any Discretionary Conversion effected as a Common Stock Voluntary Conversion to the 4.985% Cap). For the avoidance of doubt, the limitation set forth in this Section 2(f)(iii) shall not apply to any Elective Conversion or Forced Conversion.

(iv) Forced Conversion Issuance Cap. Notwithstanding anything to the contrary contained herein, this Note shall not be convertible pursuant to a Forced Conversion,

and the Borrower shall not issue Conversion Shares upon any Forced Conversion of this Note, to the extent that the aggregate Principal of this Note that would otherwise be converted pursuant to the applicable Forced Conversion Notice, together with the aggregate Principal of this Note converted into Conversion Shares after the Fourth Amendment Effective Date and prior to such Forced Conversion pursuant to Discretionary Conversions (including Discretionary Conversions effected both as Common Stock Voluntary Conversions and Preferred Stock Voluntary Conversions) and Forced Conversions, would exceed the Forced Conversion Cap. For the avoidance of doubt, the limitation set forth in this Section 2(f)(iii) shall not apply to any Voluntary Conversion.

(v) Other Applicable Restrictions on Conversion of the Note. Notwithstanding anything to the contrary contained herein, the Borrower shall not deliver a Forced Conversion Notice, and the Borrower shall not effect a Forced Conversion, (A) during the occurrence of a Delisting Event, (b) at any time following such time as the Borrower has delivered (or is obligated to deliver) a Major Transaction Notice in respect of a Major Transaction, (c) at any time following the occurrence, and during the continuance, of an Event of Default or a Default, (d) from and after a Withholding Date, (e) unless all material information regarding the Borrower (including any material information that may be included in, or reflected by, the Forced Conversion Notice, but excluding any material information relating to the Borrower’s operating results that the Borrower has not yet publicly reported, nor been obligated to publicly report (in a filing with the SEC or otherwise), other than operating results that would trigger non-compliance with a covenant under the Facility Agreement or the ABL Credit Facility) has been publicly disclosed in a report filed pursuant to the Exchange Act or has been otherwise publicly disclosed in a manner calculated to reach the securities marketplace through one of the Borrower’s recognized channels of distribution, (h) unless all shares of Series DF-1 Preferred Stock issuable pursuant to the Forced Conversion will constitute Freely Tradeable Shares, (i) unless the Borrower is in compliance with the “current public information” requirement of Rule 144(c) under the Securities Act, (j) if the transfer agent for the Common Stock is not participating in DTC’s Fast Automated Securities Transfer Program, or (k) if any Lender, after consultation with counsel of its choosing, advises the Borrower that the receipt or resale of shares of Series DF-1 Preferred Stock issued or issuable hereunder (or the shares of Common Stock issuable upon conversion thereof) would result in such Lender being deemed an “underwriter” within the meaning of Section 2(11) under the Securities Act (collectively, the “Forced Conversion Conditions”), except to the extent the Lender has waived any such Forced Conversion Condition by written notice to the Borrower. If any of the Forced Conversion Conditions is not satisfied at any time following the delivery of a Forced Conversion Notice and prior to the Share Issuance Date in respect of Forced Conversion, the Borrower shall immediately notify the Lender of such failure and, unless the Lender waives such Forced Conversion Condition by written notice to the Borrower, the Forced Conversion Notice shall be voided and the Forced Conversion shall not be effected. For the avoidance of doubt, the Forced Conversion Conditions shall not apply to any Voluntary Conversion.

(g) Borrower Disclosure. Without limiting clause (e) of the Forced Conversion Conditions or Section 5.1(q) of the Facility Agreement, the Borrower hereby acknowledges and agrees that (i) no Forced Conversion Notice shall constitute or contain any material non-public information with respect to the Borrower or its securities, and (ii) the Lender shall not have any duty of trust or confidence with respect to, nor any obligation not to trade in any securities on the basis of, any information contained in any Forced Conversion Notice.

3. Reservation of Shares. The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting conversions of this Note, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the entire Principal convertible under this Note (without giving effect to the 4.985% Cap), assuming that any conversions will be at the Fixed Conversion Price; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire Principal convertible under this Note, the Borrower will use reasonable best efforts to take such corporate action as may, upon the advice of the Borrower’s counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Borrower shall also at all times reserve and keep available out of its authorized but unissued shares of Series DF-1 Preferred Stock, solely for the purpose of effecting conversions of this Note, such number of shares of Series DF-1 Preferred Stock as shall from time to time be sufficient to effect all of the maximum amount of Discretionary Conversions as Preferred Stock Voluntary Conversions; and if at any time the number of authorized but unissued shares of Series DF-1 Preferred Stock shall not be sufficient to effect all such conversions, the Borrower will use reasonable best efforts to take such corporate action as may, upon the advice of the Borrower’s counsel, be necessary to increase its authorized but unissued shares of Series DF-1 Preferred Stock to such number of shares as shall be sufficient for such purpose. The Company covenants and agrees that, upon any conversion of this Note, all shares of Common Stock, Series DF-1 Preferred Stock or Series DF-1 Preferred Stock (as applicable) issued upon such conversion shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person.

4. Voting Rights. Except as required by law, the Lender shall have no voting rights with respect to any of the Conversion Shares until the Conversion Date relating to the conversion of this Note upon which such Conversion Shares are issuable (or in the case of Conversion Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii), the first Business Day after the resolution of such bona fide dispute).

5. Amendment; Waiver. The provisions of this Note may only be waived or amended, restated, supplemented or otherwise modified in accordance with the Facility Agreement.

6. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Borrower and all Lenders pursuant to the Facility Agreement and shall not be construed against any Person as the drafter hereof.

7. Failure or Indulgence Not Waiver. No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. No renewal or extension of this Note or the Facility Agreement, no delay in the enforcement of payment under this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Borrower or any endorser of this Note.

8. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6.1 of the Facility Agreement.

9. Restrictions on Transfer.

(a) Registration or Exemption Required. This Note has been issued in a transaction exempt from the registration requirements of the Securities Act. This Note may not be transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws, including Rule 144 under the Securities Act, Section 4(a)(7) of the Securities Act or a so-called “4[(a)](1) and a half” transaction.

(b) Assignment. This Note is assignable or transferable, in whole or in part, only to the extent such assignment or transfer is permitted pursuant to the terms of the Facility Agreement; provided that (i) the Lender shall deliver a written notice to the Borrower, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the Note shall be assigned and the respective Principal amount of the Note to be assigned to each assignee. The Borrower shall effect the assignment within three (3) business days, and shall deliver to the assignee(s) designated by the Lender a Note or Notes of like tenor and terms for the appropriate Principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Lender. The provisions of this Note are intended to be for the benefit of all Lenders from time to time holding this Note, and shall be enforceable by any such Lender. This Note is not (and any rights or obligations hereunder are not) not assignable or transferable by the Borrower under any circumstance, and any such prohibited assignment or transfer is absolutely void ab initio.

10. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Lender in any bankruptcy, reorganization, receivership of the Borrower or other proceedings affecting Borrower creditors’ rights and involving a claim under this Note, then the Borrower shall pay the costs incurred by the Lender for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements. Subject to the terms of the Facility Agreement, all payments and issuances of shares of Common Stock hereunder will be free and clear of, and without deduction or withholding for, any present or future taxes. The Borrower shall pay all and any costs (administrative or otherwise) imposed by the Borrower’s banks, clearing houses, or any other financial institution, in connection with making any payments and issuing any shares of Common Stock hereunder. The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note in accordance with Section 6.3 of the Facility Agreement.

11. Waiver of Notice. Other than those notices required to be provided by the Lender to the Borrower under the terms of the Facility Agreement, the Borrower and every endorser of this Note, or the obligations represented hereby, expressly waives diligence, presentment, protest, demand, notice of dishonor, non-payment or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement.

12. Miscellaneous. This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Facility Agreement, including Sections 1.2 (Interpretation) and 6.4 (Governing Law; Venue; Jurisdiction; Service of Process; Waiver of Jury Trial) thereof.

13. Additional Interpretative Matters. Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation.

14. Signatures. In the event that any signature to this Note or any amendment hereto is delivered by electronic mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof. Notwithstanding the foregoing, the Borrower shall be obligated to deliver to the Lender an original signature to this Note. At the request of any party, each other party shall promptly re-execute an original form of this Note or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of electronic mail delivery of a “.pdf” format data file to deliver a signature to this Note or any amendment hereto or the fact that such signature was transmitted or communicated through the use of electronic mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

15. No Novation. This Note is an amendment and restatement of that certain Loan Note originally issued on April 3, 2017 [and re-issued on January 1, 2018],3 and previously amended and restated on August 9, 2018 and April 1, 2019, in the principal amount of $[____] (the “Prior Note”) and evidences an extension, continuation, and renewal of the indebtedness evidenced by the Prior Note, but this Note replaces the Prior Note with the indebtedness evidenced by the Prior Note now evidenced by this Note. Such Prior Note shall be of no further force and effect upon execution of this Note. The Borrower hereby acknowledges and agrees that the indebtedness under the Prior Note has not been repaid or extinguished and that the execution hereof does not constitute a novation of the Prior Note. Moreover, this Note shall be entitled to all security and collateral to which the Prior Note was entitled, without change or diminution in the priority of any lien or security interest granted to secure the Prior Note.

[3]	NTD: Only to be included for the note that was re-issued on January 1, 2018 in connection with its transfer to Deerfield Partners.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

ENDOLOGIX, INC., a Delaware corporation

By:
Name:
Title:

Exhibit A

CONVERSION NOTICE

Reference is made to the First Out Waterfall Note (the “Note”) of ENDOLOGIX, INC., a Delaware corporation (the “Borrower”), in the original principal amount of $[__________]. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Borrower, as of the date specified below.

Date of Conversion:

Principal Amount to be converted at the Conversion Price (as defined in the Note):

Conversion is designated as (check one):

☐ Elective Conversion

☐ Discretionary Conversion

Conversion is designated as (check one):

☐ Common Stock Voluntary Conversion

☐ Preferred Stock Voluntary Conversion

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

OR

Number of shares of Series DF-1 Preferred Stock to be issued:

Please issue the shares of Common Stock or Series DF-1 Preferred Stock (as applicable) into which the Note is being converted in the following name and to the following address:

Issue to:

Email Address:

Address[4]:

Dated:

DTC Participant Number and Name (if applicable):

Account Number:

[4]	For delivery of certificates in the case of a Preferred Stock Voluntary Conversion.

Exhibit B

ASSIGNMENT

(To be executed by the registered holder

desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached First Out Waterfall Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $__________ from Endologix, Inc., a Delaware corporation (the “Borrower”), evidenced by the attached Note and does hereby irrevocably constitute and appoint __________ attorney to transfer the said Note on the books of the Borrower, with full power of substitution in the premises.

Dated:
Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note.

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